Exhibit (a)(1)(K)

Confidential Inner Office Memorandum

To:

From:	Douglas W. Cowan

Date:	November 11, 2008

RE:	Notice to Eligible Option Holders

Enclosed please find an Election Form for Eligible Option Holders to choose whether or not to participate in the Exchange Offer and a copy of the Reminder Notice that was sent on November 5, 2008.

Your decision is required no later than 5:00 p.m., Tuesday, November 18, 2008.

Please contact me if you have any questions.